Exhibit 99.1

QVC Completes Issuance of $1 Billion of New Senior Secured Notes

WEST CHESTER, Pa. (March 18, 2014) - QVC, Inc. announced today the completion of the previously announced offering of $400 million principal amount of new 3.125% senior secured notes due 2019 and $600 million principal amount of new 4.850% senior secured notes due 2024 (collectively, the “Notes”). The Notes will be secured by a first-priority lien on the capital stock of QVC, which is the same collateral that secures QVC's existing secured indebtedness and certain future indebtedness. The net proceeds from the offering will be used to repay indebtedness under QVC’s senior secured credit facility and for working capital and other general corporate purposes. QVC, Inc. is a wholly-owned subsidiary of Liberty Interactive Corporation (Nasdaq: LINTA, LINTB, LVNTA, LVNTB).

The Notes were offered pursuant to an exemption under the Securities Act of 1933, as amended (the "Securities Act") only to Qualified Institutional Buyers as permitted under Rule 144A of the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act.

In connection with the offering of the Notes, QVC has agreed, subject to certain conditions, to file a registration statement relating to a registered offer to exchange the Notes for new registered notes having substantially identical terms as the Notes.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the use of proceeds from the offering. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward looking statements speak only as of the date of this press release, and QVC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in QVC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of QVC, including the most recent Form 10-K for additional information about QVC and about the risks and uncertainties related to QVC’s business which may affect the statements made in this press release.

Contact:
Courtnee Ulrich
720-875-5420

SOURCE Liberty Interactive Corporation